Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Jason Industries, Inc. of our report dated March 1, 2018 relating to the financial statements and financial statement schedule, which appears in Jason Industries, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
August 2, 2018